EXHIBIT 99.2

American River Bankshares Announces Its 2015 Annual Meeting Results

SACRAMENTO, Calif., May 22, 2015 (GLOBE NEWSWIRE) -- The Board of Directors of American River Bankshares (Nasdaq:AMRB), announced the re-election of all nine Directors at its Annual Meeting held Thursday, May 21st in Rancho Cordova, California.

Shareholders re-elected Kimberly A. Box, Charles D. Fite, Robert J. Fox, William A. Robotham, David T. Taber, Dr. Roger J. Taylor, Stephen H. Waks, Philip A. Wright and Michael A. Ziegler as Directors, each of whose current term expired at the 2015 Annual Meeting and their new term will expire in 2016.

The shareholders also approved the advisory vote concerning named executive officer compensation. In addition, the selection of Crowe Horwath LLP as independent registered public accountants for American River Bankshares was ratified by a majority of votes cast.

In his address to shareholders, David Taber, President and CEO of American River Bankshares, reviewed the Company's performance in 2014 and strategic direction.

"The main strategic focus of American River Bank is to leverage our capital, our deposits and our talented team," said Taber. "I believe that we have plenty of all three assets, which should enable us to grow our Company and increase earnings per share."

To view the American River Bankshares 2014 Annual Report and Proxy Statement, Giving Business More Reach, visit www.envisionreports.com/AMRB.

About American River Bankshares

American River Bankshares (Nasdaq:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

CONTACT: Media Contact:
         Diana La Point
         Corporate Communications
         American River Bankshares
         (916) 231-6717